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Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Stephen P. Golden Director of Investor Relations (617) 535-4799

Iron Mountain Incorporated Prices Senior Subordinated Notes Offering

Boston, MA—January 15, 2004—Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today that it has priced a private placement of GBP 150 million in aggregate principal amount of its 7.25% Senior Subordinated Notes due 2014. The notes will be sold at 100.0% of par. The net proceeds to the Company are expected to be GBP 146.9 million, after paying the initial purchasers' discounts and commissions and estimated expenses, and will be used to fund the previously announced acquisition of Mentmore plc's 49.9% equity interest in Iron Mountain Europe Limited for total consideration of GBP 82.5 million, which includes the related repayment of trade and working capital funding owed to Mentmore by Iron Mountain Europe, and for general corporate purposes, including the possible repayment of outstanding borrowings under its revolving credit facility, the possible repayment of other indebtedness and possible future acquisitions and investments. The closing of the offering is expected to occur on January 22, 2004 and is subject to customary closing conditions.

The notes are being sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes have not been registered under the Securities Act of 1933 or under the securities laws of any other jurisdiction, and, unless so registered under the Securities Act of 1933, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Stabilisation/FSA

About Iron Mountain

        Iron Mountain Incorporated is the world's trusted partner for outsourced records and information management services. Founded in 1951, the Company has grown to service more than 150,000 customer accounts throughout the United States, Canada, Europe and Latin America. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services and consulting services—services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

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  Exhibit 99.1